Exhibit 10.2

COMMERCIAL

earnest money conTract

(Real Estate Purchase Agreement)

THIS DOCUMENT IS MORE THAN A RECEIPT FOR MONEY. THIS DOCUMENT IS INTENDED TO BE A LEGALLY BINDING CONTRACT. READ IT CAREFULLY.

This Earnest Money Contract ("Agreement") concerns the purchase by Rich Uncles NNN Operating Partnership, LP and/or assigns (hereinafter referred to as "Buyer") and sale by ANS Real Estate Ltd. (hereinafter referred to as "Seller") of that certain real property and improvements referred to as Texas Harley-Davidson generally located at 1 Texas Harley Way in the City of Bedford, County of Tarrant, State of Texas, and more particularly described on attached Addendum A, (“Property”).

The Property shall also include Seller’s interests in:

1)	Any and all privileges and appurtenances pertaining to the Property, including any right, title and interest of Seller in or to adjacent streets, alleys or right(s)-of-way;
2)	Any and all leases, occupancy agreements, permits, rents, warranties, guarantees, wastewater capacity and/or security deposits with respect to the Property, or any portion thereof;

TERMS AND CONDITIONS

For the mutual covenants contained in this Agreement, Seller agrees to convey the Property to Buyer, and Buyer agrees to purchase the Property from Seller, on the following terms and conditions:

1)	PURCHASE PRICE: The total purchase price for the Property is Twelve Million Seven Hundred Fifty Thousand Dollars ($12,750,000) (the “Purchase Price”).

The Purchase Price will be paid with ALL CASH

2)	EARNEST MONEY DEPOSIT: Within three (3) business days after the Effective Date of this Agreement (as defined below in paragraph 25 below), Buyer shall deposit with Title Company Five Hundred Thousand Dollars ($500,000) in the form of a certified check, cashier’s check or wire transfer as the earnest money deposit ("Deposit") to be held in trust for the benefit of the parties by Rattikin Title, 201 Main Street, Suite 800, Fort Worth, TX, 76102, attn.: Megan Newburn, mnewburn@rattikintitle.com ("Title Company”) in its capacity as escrow agent in one or more fully insured and interest bearing accounts of Federally insured banking or savings institution(s), pursuant to the terms of this Agreement. This sum, any additions thereto, and any interest earned thereon is the Deposit to be applied to the Purchase Price.

3)	CLOSING DATE: The closing of the sale will be thirty (30) calendar days following expiration of the Feasibility Period (as defined below) or within 7 days after objections to title have been cured, whichever date is later (the “Closing Date”). If either party fails to close by the Closing Date, the non-defaulting party may exercise the remedies in Paragraph 13.

A.	At closing, Seller will execute and deliver, at Seller's expense, a special warranty deed (in form reasonably approved by Buyer). The deed must include a vendor's lien if any part of the Purchase Price is financed. The deed must convey good and indefeasible title to the Property and show no exceptions other than those permitted under Paragraph 4 or other provisions of the Agreement. Seller must convey the Property at closing:
(1)	with no liens, assessments, or Uniform Commercial Code or other security interest against the Property which will not be satisfied out of the Purchase Price, unless the Buyer is assuming existing loans;
(2)	without any assumed loans in default; and
(3)	with no persons in possession of any part of the Property as lessees, tenants at sufferance, or trespassers except tenants under the written leases assigned to Buyer under this Agreement.

B.	At closing, Seller, at Seller's expense, will also deliver:
(1)	tax statements showing no delinquent taxes on the Property;

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(2)	a bill of sale with warranties to title conveying title, free and clear of all liens, to any personal property defined as part of the Property above, or sold under this Agreement;
(3)	to the extent that the following items are assignable, an assignment to Buyer of the following items as they relate to the Property or its operations (all of which shall be approved by Buyer during the Feasibility Period);
(a)	licenses and permits (not including the Harley-Davidson Franchise Agreement);
(b)	maintenance, management, and other agreements; and
(c)	warranties and guaranties, including without limitation, all construction and roof warranties;

(4)	evidence that the person executing this Agreement is legally capable and authorized to bind Seller; and
(5)	any notices, statements, certificates, affidavits, releases, and other documents required by this Agreement, the title commitment, or applicable law that is necessary for the closing of the sale and the issuance of the title policy;
(6)	an Owner's Policy of Title Insurance issued by the Title Company (and underwritten by Chicago Title Insurance Company) in the amount of the Purchase Price dated at or after the Closing Date, insuring Buyer against all loss under the Title Policy, subject only to: (1) those title exceptions permitted by this Agreement or as may be approved by Buyer in writing; and (2) the standard printed exceptions contained in the promulgated form of title policy. The standard printed exception as to discrepancies, conflicts, or shortages in area and boundary lines may be deleted by Buyer at Buyer's sole cost and expense and at Buyer's sole option.
(7)	possession of the Property to Buyer upon closing and funding of the sale in its present condition with any repairs Seller is obligated to complete under this Agreement, ordinary wear and tear excepted.
(8)	If required by Buyer’s lender, a subordination, non-disturbance and attornment agreement (SNDA and an Estoppel Certificate) executed by Tenant, each in a form reasonably acceptable to Buyer’s lender

Until Closing Date, Seller will operate the Property in the same manner as on the Effective Date and will not transfer or dispose of any of the personal property described in this Agreement or to be sold under this Agreement before closing that is not authorized by separate agreement.

C.	At closing, Buyer will:
(1)	pay the Purchase Price in good funds acceptable to the escrow agent;
(2)	deliver evidence that the person executing this Agreement is legally capable and authorized to bind Buyer;
(3)	execute and deliver any notices, statements, certificates, or other documents required by this Agreement or law necessary to close the sale.

D.	SALES EXPENSES:
(1)	Seller’s Expenses: Seller will pay for the following at or before closing:
(a)	releases of existing liens, other than those liens assumed by Buyer, including prepayment penalties and recording fees:
(b)	release of Seller’s loan liability, if applicable;
(c)	tax statements or certificates;
(d)	preparation of the deed and any bill of sale;
(e)	one-half of any escrow fee;
(f)	costs to record any documents to cure title objections that Seller must cure; and
(g)	other expenses that Seller will pay under other provisions of this Agreement.
(2)	Buyer’s Expenses: Buyer will pay for the following at or before closing:
(a)	all loan expenses (for example, application fees, origination fees, discount fees, buy-down fees, commitment fees, appraisal fees, assumption fees, recording fees, tax service fees, mortgage title policy expenses, credit report fees, document preparation fees, interest expense that Buyer’s lender requires Buyer to pay at closing, loan related inspection fees, amortization schedule fees, courier fees, underwriting fees, wire transfer fees, and other fees required by Buyer’s lender);
(b)	preparation fees of any deed of trust;
(c)	recording fees for the deed and any deed of trust;
(d)	premiums for flood and hazard insurance as may be required by Buyer’s lender;
(e)	one-half of any escrow fee;
(f)	copy and delivery fees for delivery of the title commitment and related documents; and
(g)	other expenses that Buyer will pay under other provisions of this Agreement.

4)	TITLE:

A.	TITLE INSURANCE POLICY: Within Ten (10) calendar days after the Effective Date of this Agreement, Seller shall furnish or cause to be furnished to Buyer a commitment for a standard Texas owner’s policy of title insurance (“Commitment”) to be issued at the Closing Date by the Title Company for the Property. Seller authorizes the company to deliver the commitment and related documents to Buyer at Buyer's address.

B.	SURVEY: Survey must be made by a registered professional land surveyor acceptable to the Title Company and Buyer’s lender:

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X	Within 2 days after the Effective Date of this Agreement, Seller shall furnish Seller's existing Survey of the Property to Buyer and the Title Company, along with Seller's Affidavit acceptable to the Title Company for approval of the Survey. If the Survey is not approved by the Title Company or Buyer's Lender, a new Survey will be obtained by Buyer at Buyer’s expense, no later than three (3) days prior to Closing Date.

The survey must identify the Property by metes and bounds or platted lot description; show that the survey was made and staked on the ground with the corners permanently marked; set forth the dimensions and total area of the Property; show the locations of all improvements, highways, streets, roads, railroads, rivers, creeks or other waterways, fences, easements, and rights of way on the Property with all easements and rights of way referenced to the recording information; show any discrepancies or conflicts in boundaries, any visible encroachments, and any portion of the Property lying in a special flood hazard area as shown on the current Federal Emergency Management Agency Flood Insurance Rate Map; and contain the Surveyors Certificates that the survey is true and correct.

C.	UCC SEARCH: N/A

5)	NOTICES:

A.	SPECIAL ASSESSMENT DISTRICTS: If the Property is determined to be situated within a utility district or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49 of the Texas Water Code requires Seller to deliver to Buyer as part of the title documents the required written notice ("MUD Notice") and Buyer agrees to acknowledge receipt of the MUD Notice in writing prior to the Closing Date. The MUD Notice shall set forth the current tax rate, the current bonded indebtedness and the authorized indebtedness of the district, and must comply with all other applicable requirements of the Texas Water Code. If the Property is subject to mandatory membership in a property owner's association, Seller shall notify Buyer of the current annual budget of the property owners' association, and the current authorized fees, dues and/or assessments relating to the Property. Buyer and Seller hereby agree and acknowledge that Agent shall have no responsibility for determining whether the Property is in any such district, nor the compliance by any party with the requirements applicable to such property. If applicable, Buyer, Seller and their respective legal advisors shall prepare and execute an appropriate Addendum to this Agreement as they deem necessary.

B.	TIDALLY INFLUENCED PROPERTY: If the Property abuts the tidally influenced waters of the state, Section 33.135 of the Texas Natural Resources Code requires a notice regarding coastal area property to be included in this Agreement. Buyer and Seller hereby agree and acknowledge that Agent shall have no responsibility for determining whether the Property is a tidally influenced property, nor the compliance by any party with the requirements applicable to such property. If applicable, Buyer, Seller, and their respective legal advisors shall prepare and execute an appropriate Addendum to this Agreement as they deem necessary.

C.	ABSTRACT: At the time of the execution of this Agreement, Buyer acknowledges that Agent has advised and hereby advises Buyer, by this writing, that Buyer should have the abstract covering the Property examined by an attorney of Buyer's own selection or that Buyer should be furnished with or obtain a policy of title insurance.

D.	DISCLOSURE OF REAL ESTATE LICENSURE:

The         in this transaction is a licensed real estate agent acting as a principal, and is associated with        , a licensed real estate broker.

The         in this transaction is a licensed real estate agent acting as a principal, and is associated with        , a licensed real estate broker.

E.	INTRACOASTAL WATERWAY: If the Property is located seaward of the Gulf Intracoastal Waterway, Section 61.025, Texas Natural Resources Code, requires a notice regarding the seaward location of the Property to be included as part of this Agreement.

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F.	MOLD/ALLERGEN ADVISORY: Buyer is advised of the possible presence within properties of toxic (or otherwise illness-causing) molds, fungi, spores, pollens and/or other botanical substances and/or allergens (e.g. dust, pet dander, insect material, etc.). These substances may be either visible or invisible, may adhere to walls and other accessible and inaccessible surfaces, may be embedded in carpets or other fabrics, may become airborne, and may be mistaken for other household substances and conditions. Exposure carries the potential of possible health consequences. Agent strongly recommends that Buyer contact the Texas Department of Health for further information on this topic. Buyer is advised to consider engaging the services of an environmental or industrial hygienist (or similar, qualified professional) to inspect and test for the presence of harmful mold, fungi, and botanical allergens and substances as part of Buyer's physical condition inspection of the Property, and Buyer is further advised to obtain from such qualified professionals information regarding the level of health-related risk involved and the advisability and feasibility of eradication and abatement. Buyer is expressly cautioned that Agent has no expertise in this area and is, therefore, incapable of conducting any level of inspection of the Property for the possible presence of mold and botanical allergens. Buyer acknowledges that Agent has not made any investigation, determination, warranty or representation with respect to the possible presence of mold or other botanical allergens, and Buyer agrees that the investigation and analysis of the foregoing matters is Buyer's sole responsibility and that Buyer shall not hold Agent responsible therefore.

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6)	MATERIAL FACTS:

To the best of Seller's knowledge and belief: (Check (A) or (B) only)

____	(A)	Seller is not aware of any material defects to the Property except as stated in the attached Property Condition Statement (Addendum F).

X	(B)	Seller is not aware of any of the following, except as described otherwise in this Agreement:
(1)	any subsurface: structures, pits, waste, springs, or improvements;
(2)	any pending or threatened litigation, condemnation, or assessment affecting the Property;
(3)	any environmental hazards or conditions that affect the Property;
(4)	whether the Property is or has been used for the storage or disposal of hazardous materials or toxic waste, a dump site or landfill, or any underground tanks or containers (other than oil and gas and other possible hazardous materials for use at dealership);
(5)	whether radon, asbestos insulation or fireproofing, urea-formaldehyde foam insulation, lead-based paint, toxic mold (to the extent that it adversely affects the health of ordinary occupants), or other pollutants or contaminants of any nature now exist or ever existed on the Property;
(6)	whether wetlands, as defined by federal or state law or regulation, are on the Property;
(7)	whether threatened or endangered species or their habitat are on the Property; and
(8)	any material physical defects in the improvements on the Property.

(describe any exceptions to (1)-(8) in an addendum.)

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7)	INSPECTION CONTINGENCIES:

7.1)	FEASIBILITY: Within 3 days after the Effective Date, Seller will deliver to Buyer the following items, as well as any additional items reasonably requested by Buyer (which shall be delivered 3 days after request), to the extent that the items are in Seller's possession or readily available to Seller (“Seller’s Property Information”). Any item not delivered is deemed not to be in Seller's possession or readily available to Seller. The items Seller will deliver are:

A.	Any leases or other occupancy agreements pertaining to the Property, including without limitation the Lease (as defined below)
B.	Any service contracts pertaining to the Property
C.	All title insurance policies and underlying title documents
D.	All plans including “as built” plans, drawings and specifications
E.	All structural, seismic, geotechnical, engineering, and soils assessments or reports
F.	All Phase I and Phase II environmental reports
G.	Current certificate of occupancy and all licenses, permits and approvals
H.	All recent tax bills or estimates
I.	Any applicable Seller Disclosures required by law
J.	All prior ALTA surveys
K.	All inspection reports regarding the Property including roof, HVAC, plumbing, sewer and electrical systems
L.	All governmental and insurance notices received regarding the Property
M.	Financial statements for Seller for the prior three calendar years, including but not limited to balance sheet, income statement and operating statement, in the form required under the Lease
N.	Annual gross sales reports for Seller for the past three calendar years
O.	Current financial statements for Guarantor (as defined below) dated no earlier than February 1, 2017, including but not limited to balance sheet, income statement and cash flow statement in form required under the Guaranty.

7.2)	INSPECTIONS, STUDIES, OR ASSESSMENTS:

(A)	During the term of this Agreement, Buyer shall have a license to enter the Property during which Buyer, at Buyer's expense, may complete or cause to be completed inspections, studies, or assessments of the Property, including all improvements and fixtures. Inspections, studies, or assessments may include, but are not limited to:
(1)	physical property inspections (for example, structural pest control, mechanical, structural, electrical, and plumbing inspections);
(2)	economic feasibility studies;
(3)	environmental assessments (for example, soil tests, air sampling, and paint sampling);
(4)	engineering studies; and
(5)	compliance inspections (for example, compliance determination with zoning ordinances, restrictions, building codes, and statutes).
(6)	profit and loss statements for the last 2 years.

(B)	Seller, at Seller's expense, will turn on all utilities necessary for Buyer to make inspections, studies, or assessments.

(C)	Buyer must:
(1)	employ only trained and qualified inspectors and assessors;
(2)	notify Seller, in advance, of when the inspectors or assessors will be on the Property;
(3)	abide by any reasonable entry rules or requirements that Seller may require;
(4)	not interfere with existing operations or occupants of the Property; and
(5)	restore the Property to its original condition if altered due to inspections, studies, or assessments that Buyer completes or causes to be completed.

(D)	Except for those matters that arise from the negligence or wrongful conduct of Seller or Seller's agents or from the discovery of any conditions on or under the Property, Buyer is responsible for any claim, liability, encumbrance, cause of action, and expense resulting from Buyer's inspections, studies, or assessments conducted by Buyer or Buyer’s agents on the Property, including any property damage or personal injury. Buyer will indemnify, hold harmless, and defend Seller and Seller's agents against any claim involving a matter for which Buyer is responsible under this paragraph. This paragraph survives termination of this Agreement.

7.3)	FEASIBILITY PERIOD AND RIGHT TO TERMINATE: Buyer may terminate this Agreement for any reason on or before 5:00 p.m. (California time zone) on the thirtieth (30th) calendar day following the Effective Date (the “Feasibility Period”) by providing Seller with written notice of termination. If Buyer elects not to terminate before this time, Buyer shall deliver its written Notice of Approval to Seller in which event Buyer's objections for inspections shall be deemed to be waived. If Buyer does not deliver its Notice of Approval before the end of the Feasibility Period, this Agreement shall be deemed terminated. Notwithstanding anything herein to the contrary, $100 of the Deposit will be non-refundable and will be distributed to Seller upon any termination of this Agreement as full payment and independent consideration for Seller’s performance under this Agreement. If this Agreement terminates as provided above in this Section 7.3, the Deposit less the non-refundable portion will be promptly returned to Buyer and the parties will have no further rights or obligations under this agreement except for any that expressly survive the termination of this Agreement.

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7.4)	CURRENT OPERATIONS: If Buyer has timely delivered to Seller its Notice of Approval under Section 7.3, Seller may not thereafter enter into, amend, or terminate any lease or other agreement that affects the operations of the Property without Buyer's prior written approval. Seller will continue to operate the Property in its normal course of business, including routine maintenance, payment of insurance premiums, and other day-to-day obligations.

7.5)	NONCONFORMANCE: Buyer has or will independently investigate and verify to Buyer's satisfaction the extent of any limitations of uses of the Property. Buyer acknowledges that the current use of the Property or the improvements located on the Property (or both) may not conform to applicable Federal, State or municipal laws, ordinances, codes or regulations. Zoning, permitted uses, height limitations, setback requirements, minimum parking requirements, limitations on coverage of improvements to total area of land, Americans with Disabilities Act requirements, wetlands restrictions and other matters may have a significant economic impact upon the intended use of the Property by Buyer. However, if Seller is aware of pending zoning changes and/or current nonconformance with any Federal, State or local laws, ordinances, codes or regulations, Seller shall disclose same to Buyer in writing within 3 days after the Effective Date, or if later, as soon as Seller becomes aware of such pending zoning change or nonconformance.

7.6)	OTHER INSPECTION:

8)	SELLER EXCHANGE: Buyer agrees to cooperate should Seller elect to sell the Property as part of a like-kind exchange under IRC Section 1031. Seller's contemplated exchange shall not impose upon Buyer any additional liability or financial obligation, and Seller agrees to hold Buyer harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Seller's ability to acquire a suitable exchange property or effectuate an exchange. In the event any exchange contemplated by Seller should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

9)	BUYER EXCHANGE: Seller agrees to cooperate should Buyer elect to purchase the Property as part of a like-kind exchange under IRC Section 1031. Buyer's contemplated exchange shall not impose upon Seller any additional liability or financial obligation, and Buyer agrees to hold Seller harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Buyer's ability to dispose of its exchange property or effectuate an exchange. In the event any exchange contemplated by Buyer should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

10)	“AS IS” CONDITION OF PROPERTY: AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLER AND BUYER AGREE THAT EXCEPT FOR THE EXPRESS REPRESENTATIONS IN THIS AGREEMENT, BUYER IS TAKING THE PROPERTY “AS IS” WITH ANY AND ALL LATENT AND PATENT DEFECTS AND THAT THERE IS NO WARRANTY BY SELLER THAT THE PROPERTY IS FIT FOR A PARTICULAR PURPOSE. EXCEPT FOR THE EXPRESS REPRESENTATIONS IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT, ASSERTION OR NONASSERTION BY SELLER OR SELLER’S AGENTS WITH RESPECT TO THE PROPERTY CONDITION, BUT IS RELYING SOLELY UPON ITS OWN EXAMINATION OF THE PROPERTY. BUYER TAKES THE PROPERTY UNDER THE EXPRESS UNDERSTANDING THERE ARE NO EXPRESS OR IMPLIED WARRANTIES (EXCEPT FOR LIMITED WARRANTIES OF TITLE SET FORTH IN THE CLOSING DOCUMENTS). THIS PROVISION WILL SURVIVE THE CLOSING.

Seller’s Initials: _________ Buyer’s Initials:__________

11)	RISK OF LOSS: Risk of loss to the Property shall be borne by Seller until title has been conveyed to Buyer or Buyer’s designee. In the event that the improvements on the Property are destroyed or materially damaged between the Effective Date of this Agreement and the Closing Date, Buyer shall have the option of terminating this Agreement and demanding and receiving back the Deposit, with the parties being released from all obligations of this Agreement, or, alternatively, electing to purchase the Property and taking such improvements as Seller can deliver. If Buyer elects to purchase the Property, Seller shall pay all deductible amounts that are due under the insurance policy and assign all insurance proceeds to Buyer and credit the amount of the deductible due under the insurance policy or will give Buyer a credit against the Purchase Price at closing. Upon Buyer’s removal of all inspection contingencies set forth in this Agreement relating to the condition of the Property, Seller shall maintain the Property through the Closing Date in substantially the same condition and repair as approved by Buyer, reasonable wear and tear excepted.

12)	CONDEMNATION: If before closing, condemnation proceedings are commenced against any part of the Property, Buyer may:

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(A)	terminate this Agreement by providing written notice to Seller within 15 days after Buyer is advised of the condemnation proceedings and the Deposit, less any independent consideration under Paragraph 7.3, will be refunded to Buyer; or

(B)	appear and defend the condemnation proceedings and any award will, at Buyer’s election, belong to:
(1)	Seller and the Purchase Price will be reduced by the same amount; or
(2)	Buyer and the Purchase Price will not be reduced.

13)	DEFAULT:

(A)	If Buyer fails to comply with this Agreement, Buyer is in default and Seller may terminate this Agreement and receive the Deposit as liquidated damages, thereby releasing the parties from this Agreement.

(B)	If, without fault, Seller is unable within the time allowed to deliver the estoppel certificates or the commitment, Buyer may:
(1)	terminate this Agreement and receive the Deposit, less any independent consideration under Paragraph 7.3, as the sole remedy; or
(2)	extend the time for performance up to 14 days and the closing will be extended as necessary.

(C)	Except as provided in Paragraph 13B, if Seller fails to comply with this Agreement, Seller is in default and Buyer may:
(1)	terminate this Agreement and receive the Deposit, less any independent consideration under Paragraph 7.3, as liquidated damages, and Seller shall reimburse Buyer for its documented, actual and reasonable out-of-pocket costs and expenses in connection with its investigation of the Property and the transactions contemplated by this Agreement and incurred following the Effective Date, up to $50,000.00 (“Pursuit Costs”) thereby releasing the parties from this Agreement; or
(2)	enforce specific performance, or seek such other relief as may be provided by law, or both.

14)	ESCROW:

(A)	At closing, the Deposit will be applied first to any cash down payment, then to 'Buyer's closing costs, and any excess will be refunded to Buyer.

(B)	If both parties make written demand for the Deposit, escrow agent may require payment of unpaid expenses incurred on behalf of the parties and a written release of liability of escrow agent from all parties.

(C)	If one party makes written demand for the Deposit, escrow agent will give notice of the demand by providing to the other party a copy of the demand. If escrow agent does not receive written objection to the demand from the other party within 30 days after the date escrow agent sent the demand to the other party, escrow agent may disburse the Deposit to the party making demand, reduced by the amount of unpaid expenses incurred on behalf of the party receiving the Deposit and escrow agent may pay the same to the creditors.

(D)	Escrow agent will deduct any independent consideration under Paragraph 7.3 before disbursing any Deposit to Buyer and will pay the independent consideration to Seller.

(E)	If escrow agent complies with this Paragraph 14, each party hereby releases escrow agent from all claims related to the disbursal of the Deposit.

(F)	Notices under this Paragraph 14 must be sent by certified mail, return receipt requested, or by fax. Notices to escrow agent are effective upon receipt by escrow agent.

15)	ROLLBACK TAXES: If Seller changes the use of the Property before closing or if a denial of the special evaluation of the Property claimed by Seller results in the assessment of additional taxes, penalties, or interest for periods before closing, the assessments will be the obligation of the Seller. This Paragraph 15 survives the Closing Date.

16)	AUTHORIZATION: Seller does not authorize Agent to disseminate sales information regarding this transaction, including the Purchase Price of the Property.

17)	OTHER BROKERS: Buyer and Seller agree that, in the event any broker, other than Agent or a broker affiliated with Agent, is involved in the disposition of the Property, Agent shall have no liability to Buyer, Seller or other person or entity, for the acts or omissions of such other broker, who shall not be deemed to be a subagent of Agent.

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18)	AGENT’S DISCLAIMER: Buyer and Seller acknowledge that Agent has not made any investigation, determination, warranty or representation with respect to, without limitation, any of the following: (a) the financial condition or business prospects of the Property, or of any occupant of the Property, or any occupant’s intent to continue or renew its occupancy in the Property; (b) the legality of the present or any possible future use of the Property under any federal, state or local law or ordinance; (c) pending or possible future action by any third party or governmental entity or agency which may affect the Property; (d) the condition of the Property, including but not limited to, its physical condition, soil conditions, the integrity and quality of any improvements, and the presence or absence of fungi or wood destroying organisms or pests; (e) the accuracy or completeness of financial information concerning the Property including, without limitation, any income and expense information, projections of square footage, leases, licenses, options and other agreements affecting the Property; (f) the possibility that leases, options, or other agreements, matters or documents exist which affect or encumber the Property and which have not been provided or disclosed by Seller; (g) the presence or location of any hazardous materials on or about the Property, including but not limited to, asbestos, PCB's, lead paint, underground storage tanks or other toxic, hazardous or contaminated substances; (h) the accuracy of any information contained in any estoppel certificate or similar letter from any occupant of the Property; (j) whether the Property is in any special assessment district or is a tidally influenced property; or, (j) the number of legal parcels or units within the Property. When involved, Agent has acted solely as a conduit for the exchange of such information between Buyer and Seller and makes no representation or warranty whatsoever concerning the accuracy or reliability of such information. The Agents do not warrant that Seller will disclose any or all property defects or other matters pertaining to the Property or its condition.

Buyer agrees that investigation and analysis of the Property, including but not limited to the foregoing matters, are Buyer's sole, independent responsibility and that Buyer shall not hold Agent responsible therefore. Buyer agrees and acknowledges that Buyer has not relied upon any representation of Agent in connection with Buyer’s Purchase of the Property.

19)	AGENT’S LIMITED AUTHORITY AND RESPONSIBILITY: Agent shall have no authority to bind either Buyer or Seller to any modification or amendment of this Agreement. Agent shall not be responsible for performing any due diligence or other investigation of the Property on behalf of either Buyer or Seller, or for providing either party with professional advice with respect to, without limitation, any legal, tax, engineering, construction or hazardous materials issues.

20)	LIMITATION OF AGENT’S LIABILITY: Except for Agent’s sole gross negligence or sole willful misconduct, Seller agrees to hold the Agents harmless from any damages, claims, costs and expenses resulting from or related to any party furnishing to the Agents or Buyer any false, incorrect or inaccurate information with respect to the Property or Seller's concealing any material information with respect to the condition of the Property. To the extent permitted by applicable law, the Agents’ liability for errors or omissions, negligence, or otherwise, is limited to the return of the Fee, if any, paid to the responsible Agent pursuant to this Contract. In addition, Seller agree to defend and hold the Agents participating in this transaction harmless from and against any and all liabilities, claims, debts, damages, costs, and expenses including, but not limited to, reasonable attorneys fees and court costs, related to or arising out of or in any way connected to representations about the Property or matters that should be analyzed by experts.

21)	ARBITRATION OF DISPUTES AND WAIVER OF JURY TRIAL: All disputes arising between the Parties with respect to the subject matter of this Purchase Agreement or the transaction contemplated herein (including but not limited to the parties’ rights to the Deposit or the payment of commissions as provided herein) shall be settled exclusively by final, binding arbitration. The judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

The arbitration will proceed in Tarrant County and be conducted by the American Arbitration Association (“AAA”). Any party who fails or refuses to submit to arbitration following a demand by the other party shall bear all costs and expenses, including attorneys’ fees, incurred by such other party in compelling arbitration.

Any arbitration will be decided by a single arbitrator selected according to the Rules. The arbitrator will decide any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication and may grant any remedy or relief that a court could order or grant on similar motions. The arbitrator shall apply the provisions of this Purchase Agreement without varying therefrom, and shall not have the power to add to, modify, or change any of the provisions hereof.

In any arbitration proceeding discovery will be permitted only in accordance with the terms of this paragraph. Discovery by each party shall be limited to: (i) a maximum number of five (5) depositions limited to four hours each; (ii) requests for production of documents; (iii) ten interrogatories: inquiring into the facts and amount of damages sought by the other party and another into the calculation of those damages; and (iv) subpoenas upon third parties for production of documents, depositions, and to appear at a hearing. The scope of discovery may be expanded only upon the mutual consent of the parties.

The Parties understand and agree that they are entering into this arbitration agreement voluntarily, and that by doing so they are waiving their rights to a jury trial or to have their claims otherwise litigated in court.

Notwithstanding the foregoing, if necessary to record a lis pendens or similar instrument as to the Property, Buyer may initiate a judicial proceeding.

Purchase Agreement	9 of 13	Seller's Initials____________ Buyer’s Initials____________
Copyright Marcus & Millichap 2015

22)	SUCCESSORS & ASSIGNS: This Agreement and any addenda hereto shall be binding upon and inure to the benefit of the heirs, successors, agents, representatives and assigns of the parties hereto.

23)	TIME: Time is of the essence of this Agreement. The parties require strict compliance with the times for performance. If the last date to perform under a provision of this Agreement falls on a Saturday, Sunday or legal holiday, the time for performance is extended until 5:00 p.m. the next day which is not a Saturday, Sunday or legal holiday.

24)	FOREIGN INVESTOR DISCLOSURE: Seller and Buyer agree to execute and deliver any instrument, affidavit or statement, and to perform any act reasonably necessary to carry out the provisions of the Foreign Investment in Real Property Tax Act (FIRPTA) and regulations promulgated there under. Buyer and Seller both agree to provide a signed FIRPTA form to Agent on or before the closing date.

25)	ACCEPTANCE AND EFFECTIVE DATE: The "Effective Date" of this Agreement for the purpose of performance of all obligations is the date the escrow agent receives this Agreement after all parties execute this Agreement.

This Agreement may be executed in counterparts, and transmitted by facsimile by and to the parties, and each such counterpart shall be deemed an original, and all of them together shall constitute a single instrument.

26)	GOVERNING LAW: This Agreement shall be construed under and governed by the laws of the State of Texas and, unless otherwise provided herein, all obligations of the parties hereunder are to be performed in the county where the Property is located.

27)	NON-DISCRIMINATION: Buyer and Seller acknowledge that it is illegal for either Seller, Buyer or Agent to refuse to lease or sell to any person on the basis of, without limitation, race, color, religion, national origin, sex, age, marital status or physical disability.

28)	INTEGRATION AND SURVIVAL: This Agreement contains the entire understanding and agreement between Buyer and Seller concerning the subject matter herein, and supersedes any and all prior agreements, understandings, promises and representations, whether written or oral, between the Buyer and Seller, concerning the subject matter hereof. There are no other understandings, oral or written, which in any way alter or enlarge the terms of this Agreement, and there are no warranties or representations with respect to the Property or this Agreement of any nature whatsoever, either express or implied, except as set forth herein. Should any provision of this Agreement or portion thereof be deemed illegal, invalid or otherwise unenforceable, then to the maximum extent permitted by law, the remainder of the Agreement shall remain valid and binding as between the parties.

29)	NOTICES: All notices required or permitted hereunder shall be given to the parties in writing (with a copy to Agent) at their respective addresses as set forth below, unless otherwise agreed by the parties. Should the date upon which any act required to be performed by this Agreement fall on a Saturday, Sunday or holiday, the time for performance shall be extended to 5:00 p.m. the next business day. All notices between Buyer and Seller must be in writing and are effective when hand-delivered, mailed by certified mail return receipt requested, sent via a nationally recognized overnight carrier, or sent by facsimile transmission to the parties' addresses set out as follows:

Seller:	ANS Real Estate Ltd.	Buyer:	Rich Uncles NNN Operating Partnership, LP
c/o:	Adam Smith	c/o:	David Perduk
Address:	PO Box 586	Address:	3080 Bristol Street, Suite 550
	Roanoke, TX 76262		Costa Mesa, CA 92626
Telephone No.:	(817) 312-2897	Telephone No.:	(949) 873-6535
Fax No.:		Fax No.:
Email:	adam@texasharley.com	Email:	david@richuncles.com

Seller’s Attorney:	Griffith, Jay & Michel, LLP	Buyer’s Attorney:	Dan K. Winton
c/o:	Richard L. Bourland	c/o:	Daniel K. Winton
Address:	2200 Forest Park Boulevard	Address:	4685 MacArthur Court, Suite 450
	Fort Worth, Texas 76110		Newport Beach, CA 92660
Telephone No.:	(817) 926.2500	Telephone No.:	(949) 252-0516
Email:	richardb@lawgjm.com	Fax No: Email:	(949) 476-2477 dwinton@wintonlaw.com

Purchase Agreement	10 of 13	Seller's Initials____________ Buyer’s Initials____________
Copyright Marcus & Millichap 2015

30)	ATTACHED ADDENDA:	☑ Information About Brokerage Services

☑ Addendum A - Legal Description

☐ Addendum B - Third Party Financing

☐ Addendum C - Lead Based Paint (required for residential dwellings constructed prior to 1978)

☑ Addendum D - Estoppel Certificates

☐ Addendum E - Intermediary Relationship Notice

☐ Addendum F - Disclosure Notice

☐ Addendum G - MUD Notice

☑ Lease

☐ SNDA Agreement (to be prepared by Buyer and approved by Seller during the Feasibility Period)

☑ Purchase Addendum

31)	AGENCY: The Term “Agent” refers to Marcus & Millichap Real Estate Investment Services and/or Other Broker, if applicable as set forth below. Each Agent only has duties to the party they represent as identified below. If either Agent is acting as an Intermediary, then that Agent will only have the duties of an Intermediary and both Buyer and Seller consent by their signature below that Agent has provided all proper notices and disclosures to this sale:

Marcus & Millichap Real Estate Investment Services:

c/o:	Philip Levy
Address:	300 Throckmorton St, Ste 1500
Fort Worth, TX 76262
Telephone No.:	(817) 932-6123
Fax No.:	(817) 380-1153
Email:	plevy@marcusmillichap.com

Buyer and Seller both acknowledge that they have been presented with the Information About Brokerage Services form prior to execution of this contract and have been advised of the below agency status.

Marcus & Millichap Real Estate Investment Services:

X	Represents Seller only

Buyer is not represented by a Real Estate Agent.

Seller will pay Marcus & Millichap the Commission specified by separate written Representation Agreement. Payment of the Commission will not alter the fiduciary relationships between the parties and the Agents.

32)	CONSENT REQUIRED: Buyer, Seller, and Title Company agree that the Agents are third party beneficiaries of this Agreement with respect to the Commission established in the separate Representation Agreement, and that no changes may be made by Buyer, Seller, or Title Company as to the time of payment, amount of payment or the conditions for payment of the Commission without the written consent of the Agents.

33)	RIGHT TO CLAIM A LIEN: Pursuant to Chapter 62 of the Texas Property Code, the Agents hereby disclose their right to claim a lien based on the separate Representation Agreement and any other commission agreements referenced in this Agreement or applicable to the transaction contemplated by this Agreement. This disclosure is hereby incorporated in any such commission agreements.

Purchase Agreement	11 of 13	Seller's Initials____________ Buyer’s Initials____________
Copyright Marcus & Millichap 2015

34)	AGREEMENT AS OFFER. The execution of this Agreement by the first party constitutes an offer to purchase or sell the Property. Unless, within two (2) business days after the date of execution of this Agreement by the first party, this Agreement is accepted by the other party by signing the offer and delivering a fully executed copy to the first party or Title Company, the offer of this Agreement will be deemed automatically withdrawn, and the Deposit, if any, will be promptly returned to Buyer.

35)	OTHER TERMS AND CONDITIONS:

The closing of the sale of the Property as set forth in this Agreement is contingent upon the delivery at the closing of a new Commercial Lease Agreement (the form of which is attached hereto as Addendum H) (the “Lease”) executed by Calculated Risk Bedford, LP d/b/a Texas Harley-Davidson (“Tenant”), as Tenant, and by Buyer, as Landlord. The Lease shall contain the following terms (if there are any conflicts between the provisions of the Lease and of this Agreement, the provisions of the Lease shall control):

•	Absolute Triple Net Lease – Tenant is responsible for paying all Taxes, Insurance, and Common Area Maintenance, and shall maintain, repair, and if necessary, replace the roof, structure and parking lot
•	15-year Primary Term with Two, Five Year Option Periods
•	Initial Annual Base Rent shall be $900,000
•	Rent shall increase by 10%, every 5 Years
•	The Lease shall contain a Personal Guaranty (in the form of the Lease Guaranty Agreement attached to the Lease)(the “Guaranty”) from Adam Smith (“Guarantor”), which shall terminate seven (7) years after the closing.
•	Tenant shall have a Right of First Offer to purchase the Property, the form of which is attached to the Lease
•	Tenant shall be able to assign the entire Guaranty to an entity approved by Harley-Davidson, with a minimum net worth of $10,000,000, which purchases the dealership operated by Tenant
•	In the event Tenant assigns the lease, the Guaranty shall continue in effect for the first seven years from the Lease Commencement Date of the Lease

BUYER AND SELLER HEREBY ACKNOWLEDGE THAT AGENT HAS ADVISED THE PARTIES TO CONSULT WITH THEIR RESPECTIVE LEGAL COUNSEL CONCERNING THE LEGAL EFFECT AND VALIDITY OF THIS AGREEMENT PRIOR TO ITS EXECUTION.

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Purchase Agreement	12 of 13	Seller's Initials____________ Buyer’s Initials____________
Copyright Marcus & Millichap 2015

Executed below and to be effective as of the Effective Date.

BUYER:

DATE:	February __, 2017	RICH UNCLES NNN OPERATING
PARTNERSHIP, LP, a Delaware limited
partnership

Telephone:	Attn: David Perduk (949) 873-6535	By:	Rich Uncles NNN REIT, Inc. a Maryland
corporation, its General Partner

Facsimile:	N/A	By:
Harold Hofer
Chief Executive Officer

SELLER:

DATE:	February ___, 2017	ANS REAL ESTATE LTD.

Telephone:	(817) 312-2897	By:

Facsimile:		Name:	Adam Smith

Title:

TITLE COMPANY RECEIPT: The title company acknowledges receipt of this contract on February __, 2017________ (the “Effective Date”) and, upon receipt of the Deposit, accepts the Deposit subject to the terms and conditions in this Agreement.

TITLE COMPANY:

DATE:	February ___, 2017	RATTIKIN TITLE

Telephone:		By:

Facsimile:		Name:

Title:

PARTIES UNDERSTAND AND ACKNOWLEDGE THAT BROKER IS NOT QUALIFIED TO PROVIDE, AND HAS NOT BEEN CONTRACTED TO PROVIDE, LEGAL, FINANCIAL OR TAX ADVICE, AND THAT ANY SUCH ADVICE MUST BE OBTAINED FROM PARTIES’ ATTORNEY, ACCOUNTANT OR TAX PROFESSIONAL.

Purchase Agreement	13 of 13	Seller's Initials____________ Buyer’s Initials____________
Copyright Marcus & Millichap 2015

Addendum A

Legal Description

5.943 ACRES DESCRIPTION

STATE OF TEXAS

COUNTY OF TARRANT

WHEREAS ANS Real Estate, Ltd., a Texas limited partnership, is the sole owner of a tract of land situated in the City of Bedford, Tarrant County, Texas, out of the T. W. Williams Survey, Abstract Number 1735, and being part of Lot 1-R, Block 1 of the First State Bank Addition to the City of Bedford, Tarrant County, Texas, as per plat recorded in Tarrant County Document Number D215149020 of the Plat Records of Tarrant County, Texas, the same being part of that called 5.822 acres of land described in a deed to ANS Real Estate, Ltd, recorded in Tarrant County Clerk's Document Number D212289619, and part of that called 1.00 acres of land described in a deed to ANS Real Estate, Ltd, recorded in Tarrant County Document Number D215007238, and being further described by metes and bounds as follows:

BEGINNING at a 1/2 inch steel rod found at the Northwest corner of said 5.822 acres, being the Northwest corner of said Lot 1-R;

THENCE North 89 degrees 21 minutes 15 seconds East, 417.55 feet to a 5/8 inch steel rod found at the Northeast corner of said 5.822 acres, being the Northeast corner of said Lot 1-R;

THENCE South 01 degrees 01 minutes 50 seconds East, 627.94 feet to a 1/2 inch steel rod found in the North line of Shoalmont Road, at the Southeast corner of said 5.822 acres, being the Southeast corner of said Lot 1-R;

THENCE North 89 degrees 45 minutes 36 seconds West, 401.39 feet to a 1/2 inch steel rod set capped “1519 Surveying” in the North line of Shoalmont Road;

THENCE North 00 degrees 19 minutes 00 seconds West, 182.35 feet to a 1/2 inch steel rod set capped “1519 Surveying”;

THENCE South 89 degrees 35 minutes 38 seconds West, 24.00 feet to a 5/8 inch steel rod found at an inside ell corner of said 5.822 acres, being the inside ell corner of said Lot 1-R;

THENCE North 00 degrees 19 minutes 00 seconds West, 439.27 feet to the Point of Beginning, containing 5.943 acres of land.

Bearings based on Grid North, State Plane Coordinate System, NAD83, Texas North Central Zone 4202.

PARTIES UNDERSTAND AND ACKNOWLEDGE THAT BROKER IS NOT QUALIFIED TO PROVIDE, AND HAS NOT BEEN CONTRACTED TO PROVIDE, LEGAL, FINANCIAL OR TAX ADVICE, AND THAT ANY SUCH ADVICE MUST BE OBTAINED FROM PARTIES’ ATTORNEY, ACCOUNTANT OR TAX PROFESSIONAL.

11-2-2015

Information About Brokerage Services

Texas law requires all real estate license holders to give the following information about

Brokerage services to prospective buyers, tenants, seller and landlords.

TYPES OF REAL ESTATE LICENSE HOLDERS:

•	A BROKER is responsible for all brokerage activities including acts performed by sales agents sponsored by the broker.
•	A SALES AGENT must be sponsored by a broker and works with clients on behalf of the broker.

A BROKER’S MINIMUM DUTIES REQUIRED BY LAW (A client is the person or party that the broker represents):

•	Put the interests of the client above all others, including the broker’s own interests;
•	Inform the client of any material information about the property or transaction received by the broker;
•	Answer the client’s questions and present any offer to or counter-offer from the client; and
•	Treat all parties to a real estate transaction honestly and fairly.

A LICENSE HOLDER CAN REPRESENT A PARTY IN A REAL ESTATE TRANSACTION:

AS AGENT FOR OWNER (SELLER/LANDLORD): The broker becomes the property owner’s agent through an agreement with the owner, usually in a written listing to sell or property management agreement. An owner’s agent must perform the broker’s minimum duties above and must inform the owner of any material information about the property or transaction known by the agent, including information disclosed to the agent or subagent by the buyer or buyer’s agent.

AS AGENT FOR BUYER/TENANT: The broker becomes the buyer/tenant’s agent by agreeing to represent the buyer, usually through a written representation agreement. A buyer’s agent must perform the broker’s minimum duties above and must inform the buyer of any material information about the property or transaction known by the agent, including information disclosed to the agent by the seller or seller’s agent.

AS AGENT FOR BOTH – INTERMEDIARY: To act as an intermediary between the parties the broker must first obtain the written agreement of each party to the transaction. The written agreement must state who will pay the broker and, in conspicuous bold or underlined print, set forth the broker’s obligations as an intermediary. A broker who acts as an intermediary:

•	Must treat all parties to the transaction impartially and fairly;
•	May, with the parties’ written consent, appoint a different license holder associated with the broker to each party (owner and buyer) to communicate with provide opinions and advice to, and carry out the instructions of each party to the transaction;
•	Must not, unless specifically authorized in writing to do so by the party, disclose:
o	That the owner will accept a price less than the written asking price;
o	That the buyer/tenant will pay a price greater than the price submitted in a written offer; and
o	Any confidential information or any other information that a party specifically instructs the broker in writing not to disclose, unless required to do so by law.

AS SUBAGENT: A license holder acts as a subagent when aiding a buyer in a transaction without an agreement to represent the buyer. A subagent can assist the buyer but does not represent the buyer and must place the interest of the owner first.

TO AVOID DISPUTES, ALL AGREEMENTS BETWEEN YOU AND A BROKER SHOULD BE IN WRITING AND CLEARY ESTABLISH:

•	The broker’s duties and responsibilities to you, and your obligations under the representation agreement.
•	Who will pay the broker for services provided to you, when payment will be made and how the payment will be calculated.

LICENSE HOLDER CONTACT INFORMATION: This notice is being provided for information purposes. It does not create an obligation for you to use the broker’s services. Please acknowledge receipt of this notice below and retain a copy for your records.

Marcus & Millichap	9002994	tim.speck@marcusmillichap.com	972-755-5200
Licensed Broker/Broker Firm Name or	License No.	Email Address	Phone
Primary Assumed Business Name

Tim A. Speck	432723	tim.speck@marcusmillichap.com	972-755-5200
Designated Broker or Firm	License No.	Email Address	Phone

Licensed Supervisor of Sales Agent/	License No.	Email Address	Phone
Associate

Sales Agent/Associate’s Name	License No.	Email Address	Phone

Buyer/Tenant/Seller/Landlord Initials	Date

Regulated by the Texas Real Estate Commission	Information available at www.trec.texas.go

ADDENDUM D

ESTOPPEL CERTIFICATE

[See Attached]

ADDENDUM H

LEASE

[See Attached]